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Media - Anthony Chavez (253) 924-7148
Weyerhaeuser Reports Fourth Quarter, Full Year Results

•	Fourth quarter 2012 net earnings increased 22 percent compared with third quarter.

•	Full year 2012 net sales rose 14 percent and net earnings before special items increased 78 percent.

•	Total shareholder return for 2012 exceeded 50 percent.

FEDERAL WAY, Wash. (Jan 25, 2013) - Weyerhaeuser Company (NYSE: WY) today reported net earnings of $143 million, or 26 cents per diluted share, for the fourth quarter. This compares with net earnings of $65 million, or 12 cents per diluted share, and net earnings before special items of $77 million, or 14 cents per diluted share, for the same period last year. Net sales for the fourth quarter of 2012 totaled $2.0 billion, compared with net sales of $1.6 billion for the fourth quarter of 2011.

For the full year 2012, Weyerhaeuser reported net earnings of $385 million, or 71 cents per diluted share, on net sales of $7.1 billion. This compares with net earnings of $331 million, or 61 cents per diluted share, on net sales from continuing operations of $6.2 billion for the full year 2011.

“As I look forward to 2013, I am excited by the opportunity to build on the momentum of this past year,” said Dan Fulton, president and chief executive officer. “In 2012, we began to realize the results of our work to position the company to capture the benefits of an improving housing market. As a result, our bottom line improved significantly, the Board increased the dividend, and our total shareholder return exceeded 50 percent, one of the best in our industry.”

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2012		2011
(millions, except per share data)	3Q	4Q	4Q
Net sales	$1,772	$2,000	$1,615

Net earnings	$117	$143	$65
Weighted average shares outstanding, diluted	542	547	538
Earnings per diluted share	$0.22	$0.26	$0.12

Net earnings before special items	$117	$143	$77
Earnings per diluted share before special items	$0.22	$0.26	$0.14

Net cash from operations	$122	$252	$147
Net change in cash and cash equivalents(1)	($253)	$290	($18)
Cash and cash equivalents at end of period(1)	$608	$898	$953
(1) Net change in cash and cash equivalents for the third quarter of 2012 includes $181 million for debt repayment and a $97 million payment on a note related to a timber monetization undertaken in 2002. Fourth quarter of 2012 includes $110 million received upon maturity of financial investments related to that timber monetization.

TIMBERLANDS

FINANCIAL HIGHLIGHTS (millions)	3Q 2012	4Q 2012	Change
Net sales	$267	$298	$31
Contribution to pre-tax earnings	$80	$95	$15
4Q 2012 Performance - Earnings increased compared with the third quarter due to improved selling prices and stronger market demand for export and domestic logs. Fee harvest volumes increased in both the West and the South. Earnings from disposition of non-strategic timberlands decreased $5 million.

1Q 2013 Outlook - Excluding dispositions of non-strategic timberlands, Weyerhaeuser expects earnings from the segment to be comparable to the fourth quarter. The company anticipates improved selling prices for Western domestic and export logs, offset by a seasonal decline in Southern fee harvest volumes. Earnings from dispositions of non-strategic timberlands are expected to decrease.
WOOD PRODUCTS

FINANCIAL HIGHLIGHTS (millions)	3Q 2012	4Q 2012	Change
Net sales	$816	$832	$16
Charge to pre-tax earnings	$59	$38	($21)
4Q 2012 Performance - Stronger than expected market conditions for oriented strand board and lumber resulted in higher average selling prices and sales volumes for those products. However, all product lines experienced higher raw material costs. Engineered wood products operating rates decreased due to maintenance and seasonally weaker market conditions.
1Q 2013 Outlook - Weyerhaeuser anticipates significantly higher earnings from the Wood Products segment in the first quarter. The company expects increased average sales realizations for lumber and oriented strand board and seasonally higher sales volumes across all product lines. Unit manufacturing costs are expected to decline due to improved operating rates, partially offset by higher raw material costs.
CELLULOSE FIBERS

FINANCIAL HIGHLIGHTS (millions)	3Q 2012	4Q 2012	Change
Net sales	$459	$463	$4
Contribution to pre-tax earnings	$78	$61	($17)
4Q 2012 Performance - Average sales realizations for pulp declined, and chemical and energy costs increased. Sales realizations and volumes for liquid packaging board decreased due to operational issues that are now resolved. These factors were partially offset by lower maintenance costs and improved pulp mill productivity due to fewer days of scheduled annual maintenance outages.
1Q 2013 Outlook - Weyerhaeuser expects lower earnings from the Cellulose Fibers segment in the first quarter. The company anticipates increased maintenance expenses, partially offset by slightly higher average selling prices for pulp.

REAL ESTATE

FINANCIAL HIGHLIGHTS (millions)	3Q 2012	4Q 2012	Change
Net sales	$230	$407	$177
Contribution to pre-tax earnings	$17	$81	$64
4Q 2012 Performance - Fourth quarter included earnings of $16 million from single-family homebuilding and $65 million from land sales, compared with $17 million from single-family homebuilding in the third quarter. Home closings increased seasonally to 842 single-family homes. Average margins on homes closed declined to 20 percent due to mix, and selling costs increased due to the additional closing volume.
At the end of the fourth quarter the backlog of homes sold, but not closed, totaled 774 units, compared with 429 units one year ago.
1Q 2013 Outlook - Weyerhaeuser anticipates a slight profit from single-family homebuilding operations in the first quarter. Home closings should decline seasonally to approximately 500 homes, with margins comparable to fourth quarter. Selling expenses are expected to decrease due to lower closing volumes.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control more than 6 million acres of timberlands, primarily in the U.S., and manage another 14 million acres under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood and cellulose fibers products, and we develop real estate, primarily as a builder of single-family homes. Our company is a real estate investment trust. In 2012, we generated $7.1 billion in sales and employed approximately 13,200 people who serve customers worldwide. We are listed on the Dow Jones World Sustainability Index. Our stock trades on the New York Stock exchange under the symbol WY. More information about us is available at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on Jan. 25 to discuss fourth quarter results.
To access the conference call from within North America, dial 877-296-9413 (access code - 86484844) at least 15 minutes prior to the call. Those calling from outside North America should dial 706-679-2458 (access code - 86484844). Replays will be available for one week at 855-859-2056 (access code - 86484844) from within North America and at 404-537-3406 (access code - 86484844) from outside North America.
The call is being webcast through Weyerhaeuser's Internet site at http://investor.weyerhaeuser.com and is accessible by selecting the “Q4 2012 Weyerhaeuser Co. Earnings Conference Call” link.
The webcast is available through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected site, StreetEvents (www.streetevents.com).

FORWARD LOOKING STATEMENTS

This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on various assumptions and may not be accurate because of risks and uncertainties surrounding these assumptions. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition. The company will not update these forward-looking statements after the date of this news release.

Some forward-looking statements discuss the company's plans, strategies and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans.” In addition, these words may use the positive or negative or other variations of those terms.

This release contains forward-looking statements regarding the company's expectations during the first quarter of 2013, including improved selling prices for Western domestic and export logs, a seasonal decline in Southern fee harvest volumes, decreased earnings from dispositions of non-strategic timberlands, and comparable earnings from the Timberlands segment excluding disposition of non-strategic timberlands; increased average sales realizations for lumber and oriented strand board, seasonally higher sales volumes across all product lines, improved operating rates, higher raw material costs, and significantly higher earnings from the Wood Products segment; increased maintenance expenses, slightly higher average selling prices for pulp, and lower earnings from the Cellulose Fibers segment; and seasonally lower home closings, comparable margins, decreased selling expenses due to lower closing volumes, and a slight profit from single-family homebuilding in the Real Estate segment.

Major risks, uncertainties and assumptions that affect the company's businesses and may cause actual results to differ from these forward-looking statements, include, but are not limited to:

•	the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages, and strength of the U.S. dollar;

•	market demand for the company's products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions;

•	performance of the company's manufacturing operations, including maintenance requirements;

•	the level of competition from domestic and foreign producers;

•	raw material prices;

•	the effect of weather;

•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;

•	energy prices;

•	the successful execution of internal performance plans, including restructurings and cost reduction initiatives;

•	transportation costs;

•	federal tax policies;

•	the effect of forestry, land use, environmental and other governmental regulations;

•	legal proceedings;

•	performance of pension fund investments and related derivatives;

•	the effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation;

•	changes in accounting principles; and

•	other factors described under “Risk Factors” in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q.

The company also is a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan and China. It is affected by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the euro and the Canadian dollar, and the relative value of the euro and the yen. Restrictions on international trade or tariffs imposed on imports also may affect the company.